Exhibit 99.1

February 23, 2015

Dear One World Stockholder,

I wanted to take a few moments to update everyone on the progress the company has made since my last letter. There are many exciting developments taking place as we enter into another Holiday season. We had a very successful showing at Toy Fair 2015, and as a result  I am pleased to announce some upcoming exciting news.

The Prettie Girls! Dolls: Retail Expansion

Securing retail distribution for The Prettie Girls! dolls has always been the cornerstone of our success model, and I am pleased to announce that we expect the Prettie Girls! dolls to be on the shelves of one of the nation’s largest retail store chains in time for the Christmas 2015 sales season. Early next month, our team will be meeting with retail buyers discuss national roll-out plans for The Prettie Girls! and The Prettie Girls! Tween Scene dolls. We will provide more details and updates as final agreements are solidified.

We also received confirmation from the Walmart.com buying team at Toy Fair that the Prettie Girls! dolls sales performance was positive and that the Prettie Girls! Tween Scene dolls will be added to the Walmart.com offering in coming months as well as an upcoming Easter sales promotion on the site.

2015 Revenue Projections

With the recent confirmations from Walmart.com, Toys R Us, HEB and other major big box  retailers that the Prettie Girls! Tween Scene dolls and accessories will be added to their product offerings this year, we project our sales for 2015 to exceed $1.1 million. This projection represents an exponential increase in sales revenue since the product was first launched in fiscal year 2013.

The basis for this projection is a culmination of revenues generated from expanded distribution of the dolls through brick and mortar retailers, online sales, our growing direct to consumer business, specialty retail, licensing and merchandizing. This projected revenue represents a substantial increase since the Prettie Girls! dolls first launched in 2013 and we are excited to see the growth trend continue as we press forward in anticipation of the 2015 Holiday season.

We expect to have most of our 2015 Holiday season orders booked by summer and project the most significant increase in sales will happen during the 2nd and 3rd quarter with a strong showing during the Christmas season.

The Prettie Girls! Tween Scene was the star of the show!

As you know we have partnered with legendary doll designer, Robert Tonner to produce the 16 inch Prettie Girls! Tween Scene dolls. This doll line made quite an impression on many retailers who believe they have massive marketplace appeal.  Based on this initial reaction we are certain The Prettie Girls! Tween Scene dolls will rapidly become just as popular as the first line of Prettie Girls! dolls. We are quite enthused about the months ahead and as the follow-up process continues with retailers we met at Toy Fair, we will be sure to bring you more updates.

Summary

We truly hope that as the future unfolds, you will continue to be on this journey with us, and we will continue to ask for your support. This company is growing rapidly and The One World Doll Project and The Prettie Girls! dolls are truly becoming a household name. We are excited about the future and look forward to having each of you on this journey with us.

Thank you for your continued support and confidence in The One World Doll Project!

Sincerely,

Corinda Joanne Melton
CEO
One World Holdings, Inc.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This letter contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this letter, other than statements of historical fact, constitute "forward-looking statements." The words "expects," "believes," "anticipates," "estimates," "may," "could," "intends," “potential,” ”possible,” “might,” “look forward,”  and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this letter do not constitute guarantees of future performance. Investors are cautioned that statements in this letter which are not strictly historical statements, including, without limitation, statements regarding the development of Prettie Girls! dolls constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, risks associated with: market conditions; our capital position; our ability to compete with larger, better financed toy companies; changes in the doll market; our ability to successfully identify or satisfy consumer preferences; our uncertainty of developing a marketable product; our ability to meet our holiday sales targets; our ability to raise additional capital to continue development; our ability to raise additional capital through the sale of shares of our common stock; our ability to obtain, maintain and protect intellectual property rights; the risk of litigation regarding our intellectual property rights or the rights of third parties; the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that we may license or transfer; our limited manufacturing capabilities; our dependence on third-party manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the SEC, including our Annual Reports on Form 10 K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Reports on Form 10 K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.